EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


                                                     Country of    Owned
              Company                               Incorporation   By

1.       Sybron Chemicals Inc.                          USA-DEL.     --

2.       Sybron Chemical Holdings Inc.                  USA-DEL.     1

3.       Sybron Chemicals International Holdings Ltd.   UK           2

4.       Sybron Chemicals Korea Ltd.                    KOREA        2

5.       Sybron Chemicals (Japan) Ltd.                  JAPAN        2

6.       Sybron Chemical Industries Nederland B.V.      HOLLAND      3

7.       Sybron Chemicals Canada Ltd.                   CANADA       2

8.       Sybron Quimica S.A. De C.V.                    MEXICO       2

9.       Sybron Chemicals Holdings B.V.                 HOLLAND      6

10.      Sybron Quimica (Iberica) S.A.                  SPAIN        9

11.      Sybron Chemie (Nederland) B.V.                 HOLLAND      9

12.      Sybron Chemie (Deutschland) G.m.b.H.           GERMANY      9

13.      Sybron Chemicals (SA) Proprietary Limited      S. AFRICA    9

14.      Sybron Chemicals Handelsgesellschaft G.m.b.H.  AUSTRIA      9

15.      Sybron Chemicals UK Limited                    UK           9

16.      Sybron Chimica Italia S.p.A.                   ITALY        9

17.      Sybron Chimie France S.A.                      FRANCE       9

18.      BMIC, Inc.                                     USA-DEL.     2

19.      Sybron Chemicals Taiwan Ltd.                   TAIWAN       2